Exhibit 99.1

News Release |  For Immediate Release

FactSet Reports Solid Revenue and Earnings Growth in Second Quarter 2017	Contact: Rima Hyder FactSet 857.265.7523

NORWALK, Connecticut, March 28, 2017 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the second quarter ended February 28, 2017.

Second Quarter 2017 Highlights

●

Revenues increased 4.5% or $12.6 million to $294.4 million compared with $281.8 million for the same period in 2016. The second quarter of 2016 includes revenues from the Market Metrics business, which was sold in FactSet’s fourth quarter of 2016. Organic revenues grew 7.0% to $291.5 million during the second quarter of 2017 from the prior year period.

●

Operating income increased 7.5% or $6.4 million to $91.7 million compared with $85.3 million in the prior year period. Adjusted operating income for the second quarter increased 4.5% or $4.2 million to $97.4 million compared with the prior year period.

●	Operating margin increased to 31.2% compared to 30.3% in the prior year period. Adjusted operating margin remained consistent year over year at 33.1%.

●

Net income decreased 1.6% or $1.1 million to $66.7 million compared with $67.8 million for the second quarter of 2016. Adjusted net income increased 8.7% or $5.8 million to $71.8 million for the second quarter compared with the prior year period.

●

Diluted earnings per share (“EPS”) increased 3.1% to $1.68 compared with $1.63 for the same period in 2016. Adjusted diluted EPS for the second quarter rose 13.8% to $1.81 compared with the second quarter of 2016.

●

Annual Subscription Value (“ASV”) increased to $1.19 billion at February 28, 2017 compared with prior year ASV of $1.14 billion. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency increased 6.5%.

●	The Company’s effective tax rate for the second quarter was 25.5%, a decrease from 28.8% a year ago, primarily due to FactSet’s global operational realignment effective September 1, 2016.

●

FactSet announced two transactions recently. FactSet completed the acquisition of BISAM Technologies S.A. (“BISAM”) for cash consideration of $205.2 million on March 17, 2017. The transaction is expected be accretive by $0.02 to adjusted diluted EPS and dilutive by $0.06 to GAAP diluted EPS for the remainder of fiscal 2017. Additionally, FactSet agreed to acquire Interactive Data Managed Solutions (“IDMS”) on January 26, and the acquisition is expected to close in the Company’s third quarter of fiscal 2017. The acquisition of IDMS is expected to have an immaterial impact to GAAP diluted EPS and adjusted diluted EPS for FactSet’s fiscal 2017.

●

FactSet entered into a new credit agreement on March 17, 2017 with PNC Bank National Association (“PNC”) and borrowed $575 million to fund the BISAM transaction and retire its existing outstanding debt.

“FactSet continues to be a leading technology partner for the investment community delivering another quarter of growth in a market that remains challenging for the financial industry. Through product innovation and acquisition, we believe we are well positioned to offer a broad suite of solutions across the enterprise for our clients critical workflows,” said Phil Snow, FactSet CEO.

News Release |  For Immediate Release

Non-GAAP Measures
(Condensed and Unaudited)	Three Months Ended

(In thousands, except per share data)	February 28, 2017	February 29, 2016	Change

Organic revenues	$291,514	$272,561	7.0%

Adjusted operating income	$97,420	$93,260	4.5%

Adjusted operating margin	33.1%	33.1%	—

Adjusted net income	$71,844	$66,081	8.7%

Adjusted diluted EPS	$1.81	$1.59	13.8%

Maurizio Nicolelli, FactSet CFO added, “In the second quarter, we continued to grow ASV by deepening our relationships with our clients and delivered double-digit growth for adjusted diluted EPS at the high end of our guidance. In a market that remains challenging in certain segments, we believe that we will be able to grow ASV and maintain cost discipline as evidenced by our steady operating margins.”

Annual Subscription Value (ASV) and Segment Revenue

ASV was $1.19 billion at February 28, 2017, up 6.5% or $71.1 million organically from prior year. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $16.3 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients.

Buy-side and sell-side ASV growth rates for the second quarter of fiscal 2017 were 6.8% and 4.9%, respectively. Buy-side clients account for 83.2% of ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on page 12 of this earnings release.

ASV from U.S. operations was $773.7 million, increasing 0.9% over prior year of $766.4 million and 5.4% organically. U.S. revenues were $191.6 million compared with $189.7 million. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 5.9%. ASV from international operations was $413.2 million, increasing 10.8% over prior year of $372.8 million and 8.4% organically. International ASV now represents 34.8% of total ASV, an increase of 2.1% over prior year. International revenues rose to $102.7 million compared with $92.1 million from the second quarter of 2016. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 8.9%.

Operational Highlights

●

Client count as of February 28, 2017 was 4,404, a net increase of 143 clients in the past three months. As of the second quarter, FactSet changed its client count definition to capture clients with ASV greater than $10,000 versus the previous threshold of ASV greater than $24,000. Please see page 12 of this press release for historical data based on the new definition.

●

User count grew 1,503 to 85,788 in the past three months. As of the second quarter, FactSet also changed its user count definition to account for users from workstations previously not captured due to certain product bundling, and additionally, users of the StreetAccount web product. Please see page 12 of this press release for historical data based on the new definition.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 93%.

News Release |  For Immediate Release

●

Employee count was 8,592 at February 28, 2017, up 499 people in the past 12 months. Excluding the acquired Vermilion and CYMBA workforces and employees of the sold Market Metrics business, headcount increased 7.0% from a year ago.

●

Quarterly free cash flow was $71.4 million compared with $81.1 million for the second quarter of 2016. Operating cash flow for the second quarter was $76.9 million compared with $93.1 million for the second quarter of 2016.

●	Capital expenditures decreased to $5.5 million, compared with $12.1 million a year ago primarily from the build out of office space last year.

●	A regular quarterly dividend of $19.7 million, or $0.50 per share, was paid on March 21, 2017, to common stockholders of record as of February 28, 2017.

●

FactSet launched the Global FinTech Index, which provides a benchmark to track the performance of companies engaged in financial technologies, particularly in the areas of software and consulting, data and analytics, digital payment processing and transfer, and payment-related hardware. The Global FinTech Index has been licensed to Nikko Asset Management as the benchmark for the Global Fintech Equity Fund.

●

The Company strengthened its existing relationship with Axioma, a leading provider of enterprise risk management, portfolio construction and risk and regulatory reporting solutions, to expand its strong fixed income and multi-asset class analytics, performance, and risk offerings. The enhanced offerings include making Axioma’s linear fixed income and multi-asset class model available on FactSet and expand the multi-asset class risk models already available through FactSet.

●

Earlier this month, FactSet unveiled its new brand campaign, See the Advantage, which identifies the Company as a premier partner, helping clients see and seize new opportunities every day. This new brand statement is a fresh articulation of FactSet’s nearly four-decade mission to solve its clients’ greatest challenges with the power of collaboration.

Share Repurchase Program

FactSet repurchased 479,822 shares for $81.1 million during the second quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $485.2 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations and the sale of the Market Metrics business. On March 27, 2017, the Board of Directors of FactSet approved a $300 million expansion to the existing share repurchase program. Including this expansion, $336.5 million is currently available for future share repurchases.

Recent Transactions

On January 26, 2017, FactSet announced that it had entered into an agreement to acquire IDMS from Intercontinental Exchange (NYSE: ICE). With a client base of large financial institutions across Europe and the U.S., IDMS is a leading managed solutions and portal provider for the global wealth management industry. IDMS supports the wealth management marketplace across a variety of workflows and functions, from advisors to their clients. IDMS offers real-time market data desktops, customizable web-based portals, and a broad range of mobile solutions. The transaction is expected to close in the Company’s third quarter of fiscal 2017 and have an immaterial impact to GAAP diluted EPS and adjusted diluted EPS for FactSet’s fiscal 2017. FactSet considers wealth management an area of strong growth for the Company and this acquisition adds significant scale to its already growing wealth management business.

On March 17, 2017, the Company completed the acquisition of BISAM for cash consideration of $205.2 million. With more than 160 employees worldwide, BISAM is a leading provider of portfolio performance and attribution, multi-asset risk, GIPS composites management and reporting. B-One, BISAM’s award-winning, market-leading cross-asset solution, is an outstanding complement to both FactSet’s portfolio analytics suite and client reporting solutions. Simultaneously, its Cognity (or Finanalytica) product enhances FactSet’s risk analysis for derivatives and quantitative portfolio construction. BISAM’s annual revenues as of December 31, 2016 were over $28 million.

FactSet borrowed $575 million under a new revolving credit facility with PNC on March 17, 2017 to fund the BISAM transaction and retire its existing outstanding debt. BISAM is expected to be accretive by $0.02 to adjusted diluted EPS and dilutive by $0.06 to GAAP diluted EPS for FactSet’s fiscal 2017.

News Release |  For Immediate Release

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date and includes the recently completed BISAM acquisition. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Third Quarter Fiscal 2017 Expectations:

●	GAAP Revenues are expected to be in the range of $301 million and $307 million. BISAM is expected to add approximately $6 million in third quarter revenues.

●

GAAP operating margin is expected to be in the range of 30.0% and 31.0%, which includes a 90 basis point reduction from BISAM. Adjusted operating margin is expected to be in the range of 32.0% and 33.0%, which includes a 30 basis point reduction from BISAM.

●	The annual effective tax rate is expected to be in the range of 25.0% and 26.0%.

●

GAAP diluted EPS is expected to be in the range of $1.68 and $1.74. Adjusted diluted EPS is expected to be in the range of $1.80 and $1.86. The midpoint of the adjusted EPS range represents 12% growth over the prior year.

Conference Call

The Company will host a conference call today, March 28, 2017 at 11:00 a.m. Eastern Time to discuss the second quarter results with its investors. The call will be webcast live at http://investor.factset.com/investors/audiocasts. The following information is provided for investors who would like to participate:

U.S. Participants:	877.201.0168
International Participants:	647.788.4901
Passcode:	77870058
Moderator:	Rima Hyder, Vice President, Investor Relations

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until April 4, 2017 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 77870058.

News Release |  For Immediate Release

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position and reputation; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items, including acquisition costs. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 85,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France.  Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

News Release |  For Immediate Release

Consolidated Statements of Income – Unaudited

	Three Months Ended		Six Months Ended

(In thousands, except per share data)	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016

Revenues	$294,354	$281,796	$582,417	$552,300

Operating expenses
Cost of services	131,635	123,911	258,885	238,647
Selling, general and administrative	70,973	72,541	141,467	141,001
Total operating expenses	202,608	196,452	400,352	379,648

Operating income	91,746	85,344	182,065	172,652

Other expense
Loss on sale of business	(1,208)	-	(1,223)	-
Interest (expense), net of interest income	(1,048)	(424)	(1,532)	(331)
Total other expense	(2,256)	(424)	(2,755)	(331)

Income before income taxes	89,490	84,920	179,310	172,321

Provision for income taxes	22,780	17,157	46,017	44,594
Net income	$66,710	$67,763	$133,293	$127,727

Diluted earnings per common share	$1.68	$1.63	$3.34	$3.06

Diluted weighted average common shares	39,700	41,536	39,900	41,799

News Release |  For Immediate Release

Consolidated Statements of Comprehensive Income – Unaudited

	Three Months Ended		Six Months Ended

(In thousands)	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016

Net income	$66,710	$67,763	$133,293	$127,727

Other comprehensive income (loss), net of tax
Net unrealized gain (loss) on cash flow hedges*	1,401	(1,819)	1,848	(2,236)
Foreign currency translation adjustments	861	(10,364)	(10,636)	(16,750)
Other comprehensive income (loss)	2,262	(12,183)	(8,788)	(18,986)

Comprehensive income	$68,972	$55,580	$124,505	$108,741

*For the three and six months ended February 28, 2017, the unrealized gain on cash flow hedges was net of tax expense of $817 and $1,078, respectively. For the three and six months ended February 29, 2016, the unrealized loss on cash flow hedges was net of tax benefits of $1,068 and $1,311 respectively.

News Release |  For Immediate Release

Consolidated Balance Sheets - Unaudited

	February 28,	August 31,
(In thousands)	2017	2016

ASSETS
Cash and cash equivalents	$155,351	$228,407
Investments	30,003	24,217
Accounts receivable, net of reserves	130,825	97,797
Prepaid taxes	4,760	—
Deferred taxes	2,693	3,158
Prepaid expenses and other current assets	20,408	15,697
Total current assets	344,040	369,276

Property, equipment, and leasehold improvements, net	89,450	84,622
Goodwill	506,832	452,915
Intangible assets, net	104,695	93,161
Deferred taxes	8,862	13,406
Other assets	7,950	5,781
Total Assets	$1,061,829	$1,019,161

LIABILITIES
Accounts payable and accrued expenses	$51,121	$45,836
Accrued compensation	33,183	51,036
Deferred fees	37,252	33,247
Taxes payable	13,056	7,781
Deferred taxes	767	291
Dividends payable	19,709	20,019
Total current liabilities	155,088	158,210

Deferred taxes	2,947	1,708
Taxes payable	10,029	8,782
Long-term debt	365,000	300,000
Deferred rent and other non-current liabilities	35,535	33,080
Total Liabilities	$568,599	$501,780

STOCKHOLDERS’ EQUITY
Common stock	$517	$512
Additional paid-in capital	704,522	623,195
Treasury stock, at cost	(1,512,127)	(1,321,700)
Retained earnings	1,377,659	1,283,927
Accumulated other comprehensive loss	(77,341)	(68,553)
Total Stockholders’ Equity	493,230	517,381
Total Liabilities And Stockholders’ Equity	$1,061,829	$1,019,161

News Release |  For Immediate Release

Consolidated Statements of Cash Flows – Unaudited

(In thousands)	Six Months Ended
	February 28, 2017	February 29, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$133,293	$127,727
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	20,649	18,260
Stock-based compensation expense	13,611	15,027
Loss on sale of business	1,223	—
Deferred income taxes	3,032	732
Loss on sale of assets	142	—
Tax benefits from share-based payment arrangements	(8,995)	(10,804)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(30,998)	(5,683)
Accounts payable and accrued expenses	3,352	1,930
Accrued compensation	(17,699)	(10,180)
Deferred fees	1,152	913
Taxes payable, net of prepaid taxes	10,561	15,138
Prepaid expenses and other assets	(3,982)	1,816
Deferred rent and other non-current liabilities	2,774	9,372
Other working capital accounts, net	(57)	(22)
Net cash provided by operating activities	128,058	164,226

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(71,689)	(264,087)
Purchases of investments	(25,149)	(12,530)
Proceeds from sales of investments	19,501	12,423
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(18,046)	(26,438)
Net cash used in investing activities	(95,383)	(290,632)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(39,568)	(36,132)
Repurchase of common stock	(166,427)	(115,695)
Proceeds from debt	65,000	265,000
Sale of business	(1,223)	—
Debt issuance costs	—	(12)
Proceeds from employee stock plans	34,725	26,848
Tax benefits from share-based payment arrangements	8,995	10,804
Net cash (used in) provided by financing activities	(98,498)	150,813

Effect of exchange rate changes on cash and cash equivalents	(7,233)	(8,151)

Net (decrease) increase in cash and cash equivalents	(73,056)	16,256

Cash and cash equivalents at beginning of period	228,407	158,914
Cash and cash equivalents at end of period	$155,351	$175,170

News Release |  For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended

(In thousands)	February 28, 2017	February 29, 2016	Change
GAAP Revenues	$294,354	$281,796	4.5%
Less acquired revenues (a)	(3,067)	—
Less Market Metrics revenues	—	(9,235)
Less Currency impact (b)	227	—
Organic revenues	$291,514	$272,561	7.0%

(a)	Acquired revenues from acquisitions completed within the last 12 months.

(b)	The impact from foreign currency movements over the past 12 months was excluded to calculate total organic revenues.

Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended

(In thousands, except per share data)	February 28, 2017	February 29, 2016	Change
GAAP Operating income	$91,746	$85,344	7.5%
Intangible asset amortization (a)	4,230	4,078
Other non-recurring items (b)	1,444	3,838
Adjusted operating income	$97,420	$93,260	4.5%
Adjusted operating margin	33.1%	33.1%

GAAP Net income	$66,710	$67,763	(1.6)%
Intangible asset amortization (a)(e)	3,156	2,903
Other non-recurring items (b)(c)(e)	1,978	2,732
Income tax benefits (d)	─	(7,317)
Adjusted net income	$71,844	$66,081	8.7%

GAAP Diluted earnings per common share	$1.68	$1.63
Intangible asset amortization (a)(e)	0.08	0.07
Other non-recurring items (b)(e)	0.05	0.06
Income tax benefits (d)	─	(0.17)
Adjusted Diluted earnings per common share	$1.81	$1.59	13.8%
Weighted average common shares (Diluted)	39,700	41,536

News Release |  For Immediate Release

(a)

GAAP operating income in the second quarter of fiscal 2017 was adjusted to exclude $4.2 million of pre-tax intangible asset amortization, which reduced net income by $3.2 million and diluted earnings per share by $0.08. GAAP operating income in the second quarter of fiscal 2016 was adjusted to exclude $4.1 million of pre-tax intangible asset amortization, which reduced net income by $2.9 million and diluted earnings per share by $0.07.

(b)

GAAP operating income in the second quarter of fiscal 2017 was adjusted to exclude $1.4 million of pre-tax non-recurring acquisition costs related to the IDMS and BISAM acquisitions, which reduced net income by $1.1 million and diluted earnings per share by $0.03. GAAP operating income in the second quarter of fiscal 2016 was adjusted to exclude a pre-tax charge of $2.4 million from restructuring actions initiated by the Company and $1.4 million of pre-tax expense related to a change in the vesting of performance-based stock options, which collectively reduced net income by $2.7 million and diluted earnings per share by $0.06.

(c)

GAAP net income in the second quarter of fiscal 2017 was adjusted to exclude an after-tax loss of $0.9 million from the final working capital adjustment related to sale of FactSet’s Market Metrics business in the fourth quarter of fiscal 2016. This adjustment reduced diluted earnings per share by $0.02.

(d)

The U.S. Federal R&D tax credit, which had previously expired on December 31, 2014, was permanently reenacted and retroactive to January 1, 2015. The reenactment resulted in discrete income tax benefits of $7.3 million or $0.17 per diluted share during the second quarter of fiscal 2016.

(e)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization and non-recurring acquisition costs were taxed at the annual effective tax rates of 25.4% for fiscal 2017 and 28.8% for fiscal 2016.

Free Cash Flow

(Unaudited)	Three Months Ended

(In thousands)	February 28, 2017	February 29, 2016	Change
Net cash provided by operating activities	$76,945	$93,139
Capital expenditures	(5,509)	(12,053)
Free cash flow	$71,436	$81,086	(11.9)%

News Release |  For Immediate Release

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q2’17	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
% of ASV from buy-side clients	83.2%	83.0%	82.6%	83.0%	82.8%	82.4%
% of ASV from sell-side clients	16.8%	17.0%	17.4%	17.0%	17.2%	17.6%

ASV Growth rate from buy-side clients	6.8%	8.3%	9.0%	10.3%	9.9%	9.5%
ASV Growth rate from sell-side clients	4.9%	6.3%	7.6%	8.1%	10.0%	10.3%
Total Organic ASV Growth Rate	6.5%	7.9%	8.8%	9.9%	9.9%	9.7%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(In millions)	Q2’17	Q2’16
As reported ASV	$1,186.9	$1,139.2
Less acquired ASV (a)	(14.7)	—
Less Market Metrics ASV (b)	—	(38.2)
Less Currency impact (c)	(0.1)	—
Organic ASV total	$1,172.1	$1,101.0
Total Organic ASV Growth Rate	6.5%

(a)	Acquired ASV from acquisitions completed within the last 12 months.

(b)	Adjustment to remove ASV related to sale of the Market Metrics business in the fourth quarter of fiscal 2016.

(c)	The impact from foreign currency movements over the past 12 months was excluded above to calculate total organic ASV.

Supplementary Schedules of Historical Client and User Count

The following table presents the current and historical client and user count under the new definition adopted by FactSet as of its second quarter of 2017. FactSet changed its client count definition to capture clients with ASV greater than $10,000 versus the previous metric of clients with ASV greater than $24,000. FactSet changed its user count definition to account for users from workstations previously not captured due to certain product bundling, and additionally, users of the StreetAccount web product.

	Q2’17	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15
Clients	4,404	4,261	4,205	4,041	3,954	3,812	3,712	3,552
Users	85,788	84,285	83,936	81,314	81,301	81,067	80,145	76,229

The following table presents the historical client and user count under the previous definition of clients and users.

	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15
Clients	3,116	3,092	3,075	3,057	3,006	2,976	2,915
Users	66,963	65,655	63,535	63,500	63,169	62,205	58,995